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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 MENZEL, PAUL E.
--------------------------------------------------------------------------------
   (Last)                           (First)                        (Middle)

                           1607 EAST BRISTLECONE DRIVE
--------------------------------------------------------------------------------
                                    (Street)

                               HARTLAND, WI 53029
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   (City)                           (State)                         (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                   RIDGESTONE FINANCIAL SERVICES, INC. (RFSV)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

                                 December 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      President and Chief Executive Officer
                      -------------------------------------
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________



====================================================================================================================================
                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                         2A.Deemed               Securities Acquired (A) or      Securities    ship
                            2.           Execution               Disposed of (D)                 Beneficially  Form:     7.
                            Transaction  Date,                   (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                            Date         if any     3.           ------------------------------- of Issuer's   (D) or    Indirect
1.                          (Month/      (Month/    Transaction                  (A)             Fiscal Year   Indirect  Beneficial
Title of Security           Day/         Day/       Code             Amount      or    Price     (Instr. 3     (I)       Ownership
(Instr. 3)                  Year)        Year)      (Instr. 8)                   (D)             and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     27,490         D
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Common Stock                                                                                      3,384         I        By spouse
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====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


Persons who respond to the collection of information
contained in this form are not required to respond                        (Over)
unless the form displays a currently valid OMB                   SEC 2270 (7-02)
control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
              2.                                                                                          Deriv-    of
              Conver-                           5.                              7.                        ative     Deriv-   11.
              sion                              Number of                       Title and Amount          Secur-    ative    Nature
              or               3A.              Derivative    6.                of Underlying     8.      ities     Secur-   of
              Exer-            Deemed           Securities    Date              Securities        Price   Bene-     ity:     In-
              cise     3.      Execu-           Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
              Price    Trans-  tion    4.       or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.            of       action  Date,   Trans-   of(D)         (Month/Day/Year)           Amount   ative   at End    In-      ficial
Title of      Deriv-   Date    if any  action   (Instr. 3,    ----------------           or       Secur-  of        direct   Owner-
Derivative    ative    (Month/ (Month/ Code     4 and 5)      Date     Expira-           Number   ity     Year      (I)      ship
Security      Secur-   Day/    Day/    (Instr.  ------------  Exer-    tion              of       (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)    ity      Year)   Year)   8)        (A)   (D)    cisable  Date     Title    Shares   5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                                       Common
Buy) (1)      $11.19                                          (3)      7/16/06  Stock   26,250            26,250    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                                       Common
Buy) (1)      $13.92                                          (4)      5/8/07   Stock   26,250            26,250    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                                       Common
Buy) (2)      $18.50                                          (5)      5/28/08  Stock   25,000            25,000    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                                       Common
Buy) (2)      $11.00                                          (6)      4/20/09  Stock   25,000            25,000    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                                       Common
Buy) (2)      $6.00                                           (7)      4/10/10  Stock   25,000            25,000    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                                       Common
Buy) (2)      $5.00                                           (8)      5/2/11   Stock   25,000            25,000    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to                                                                       Common
Buy) (2)      $7.10    4/18/02         A         20,000       (9)      4/18/12  Stock   20,000            20,000    D
====================================================================================================================================
Explanation of Responses:

(1)      Granted pursuant to The Ridgestone Financial Services, Inc. 1996 Stock Option Plan (the "Plan").
(2)      Granted pusuant to the Plan, as amended on January 27, 1998.
(3)      The options vest in three equal annual installments beginning July 16, 1997.
(4)      The options vest in three equal annual installments beginning May 8, 1998.
(5)      The options vest in three equal annual installments beginning May 28, 1999.
(6)      The options vest in three equal annual installments beginning April 20, 2000.
(7)      The options vest in three equal annual installments beginning April 10, 2001.
(8)      The options vest in three equal annual installments beginning May 2, 2002.
(9)      The options vest in three equal annual installments beginning April 18, 2003.

                                                                                PAUL E. MENZEL

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.
                                                                               /s/ Paul E. Menzel                         2/7/03
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               -----------------------------------       ----------
                                                                               **Signature of Reporting Person              Date
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form
are not required to respond unless the form displays a currently valid OMB Number.                                           Page 2